EXHIBIT 3.159
STATE OF SOUTH CAROLINA
SECRETARY OF STATE
JIM MILES
ARTICLES OF ORGANIZATION
     The undersigned delivers the following articles of organization to form a South Carolina limited liability company pursuant to Sections 33-44-202 and 33-44-203 of the 1976 South Carolina Code of Laws, as amended.
1. The name of the limited liability company which complies with Section 33-44-105 of the South Carolina Code of 1976, as amended is THREE RIVERS BEHAVIORAL CARE, LLC.

2. The address of the initial designated office of the Limited Liability Company in South
Carolina is:	2900 Sunset Blvd.,	West Columbia, SC,	Lexington	29169

	Street Address	City	County	Zip Code

3. The initial agent for service of process of the Limited Liability Company is R. Andy Hanner and the street address in South Carolina
for this initial agent for service of process is:	2900 Sunset Blvd.,	West Columbia, SC,	Lexington	29169

	Street Address	City	County	Zip Code

4. The name and address of each organizer is: Timothy B. Gavigan

419-C S. Sharon Amity Rd.	Charlotte, NC	Mecklenburg	28211

Street Address	City	County	Zip Code
5. ☐ Check this box only if the company is to be a term company. If so, provide the term specified:
6. ☑ Check this box only if management of the limited liability company is vested in a manager or managers, specify the name and address of each initial manager: Diane B. Rivers, 2900 Sunset Blvd., West Columbia, SC 29169; Arthur L. Green III, 2900 Sunset Blvd., West Columbia, SC 29169
7. ☐ Check this box only if one or more of the members of the company are to be liable for its debts and obligations under § 33-44-303(c). If one or more members are liable in their capacity as members.
8. ☐ Unless a delayed effective date is specified, these articles will be effective when endorsed for filing by the Secretary of State. Specify any delayed effective date and time.

9. Set forth any other provisions not inconsistent with law which the organizers determine to include, including any provisions that are required or are permitted to be set forth in the limited liability company operating agreement. Pursuant to §33-44-301(c), any instrument transferring or affecting the companies interest in real property must be signed and delivered by all of the members.
Signature of each organizer:

/s/ Timothy B. Gavigan Timothy B. Gavigan
Date: 8/18/2000

STATE OF SOUTH CAROLINA
SECRETARY OF STATE
AMENDED ARTICLES OF ORGANIZATION
LIMITED LIABILITY COMPANY
TYPE OR PRINT CLEARLY IN BLACK INK
The Limited Liability Company amends its articles of organization in accordance with Section 33-44-204 of the 1976 South Carolina Code of Laws, as amended.

1.	The name of the Limited Liability Company is Three Rivers Behavioral Care, LLC.

2.	The date the articles of organization were filed is 8/21/2000.

3.	The articles of organization are amended in the following respects, of which all amended provisions may lawfully be included in the articles of organization.

The name of the Company is changed to read as follows:

Three Rivers Behavioral Health, LLC

4.	Please attach additional amendments if space is needed.

Date February 24, 2005	/s/ Robert Anderson Hanner Signature

Robert Anderson Hanner, Manager Name/Capacity

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